CUSIP No.   867302 101
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                                                                   Exhibit No. 1
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                                    AGREEMENT

         This Agreement made and entered into by and among the following individuals: Marty Alfred, Bruce Baird, Jeffrey Barlow, John Blumenthal, Tim Kapp, Stephen Russell, Dave Valenti, Gary Wright, and John Zollinger
(hereinafter collectively referred to as the "Founding Shareholders") and Caldera Holding Company., L.C., a Utah limited liability company (hereinafter "Caldera").

         WHEREAS, the Founding Shareholders assisted in the founding or development of Arkona, L.C., a private company, which was subsequently merged into a publicly reporting company known as The Thorsden Group Ltd., a Delaware corporation, and the surviving company has been renamed Sundog Technologies, Inc., a Delaware corporation (hereinafter referred to as "the Company");

         WHEREAS, in connection with their activities in the development and formation of the company, the Founding Shareholders received a total of fourteen million (14,000,000) shares of common stock in the Company;

         WHEREAS, the Founding Shareholders and the Company desire to enhance the value of the Company, meet the needs of the Company, and increase the potential viability, productivity and profitability of the Company through any lawful and appropriate means, including, but not limited to, the raising of additional working capital, securing the public trading of the Company's stock and attracting individuals and parties with expertise to manage or advise the Company and its operations;

         WHEREAS, Caldera has agreed to assist the Founding Shareholders and Company in meeting the above-described objectives; provided that the Founding Shareholders are willing to transfer to Caldera the right to dispose of a portion of the above-referenced shares of the Company's stock, which shares will be used to meet the objectives of the Company as set forth above;

         NOW THEREFORE, the parties, for their mutual benefit and with just and valid consideration, which consideration is hereby acknowledged, enter into the following Agreement:

         1. This Agreement supersedes and replaces all prior agreements, written or oral, among the parties hereto and other parties not included herein with regard to the above-referenced seven million five hundred and twenty-three thousand shares of the Company's common stock held by the Founding Shareholders and any and all such prior agreements are hereby declared null and void.

         2. Pursuant to this Agreement, the Founding Shareholders shall deliver to Caldera, on or before the execution of this Agreement, stock certificates, with accompanying Medallion Guaranteed stock powers, representing seven million five hundred and twenty-three thousand (7,523,000) shares of the Company's common stock (hereinafter "Option Stock"), which Caldera shall hold pending the exercise of options for the Option Stock as described below.


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         3. In  accordance  with  the  terms  of this  Agreement,  the  Founding
Shareholders grant and transfer to Caldera the exclusive right, power and authority to grant derivative options (hereinafter "Derivative Options") to unspecified individuals, entities or parties (hereinafter "Receiving Parties") to acquire any or all of the Option Stock at an exercise price of fifteen cents ($0.15) per share. Each Derivative Option must be exercised by the Receiving Party within one hundred and eighty (180) days of the granting of such option and if not exercised timely, the Derivative Option will expire and be canceled, and the associated Options Shares will continue to be held and may be reissued by Caldera. The monies paid by the Receiving Parties in the exercise of the Derivative Options will ultimately be paid to the Founding Shareholders as specified below.

         4. Such Derivative Options will be granted by Caldera to Receiving Parties whom Caldera determines, after consultation with the Company, its officers and directors, may assist the Company in meeting the objectives set forth above, which are enhance the value of the Company, meet the needs of the Company, and increase the potential viability, productivity and profitability of the Company through any lawful and appropriate means, including, but not limited to, the raising of additional working capital, securing the public trading of the Company's stock and attracting individuals and parties with expertise to manage, advise or otherwise participate with the Company and its operations.

         5. In determining what amount, to whom and when Derivative Options may be granted, Caldera has exclusive authority to make such determinations and acts independent of the Company, the Founding Shareholders and any other party. Caldera may issue Derivative Options to any party so long as such Derivative Options are not issued in bad faith or with total disregard to the objectives set forth in Paragraph 4 above. Caldera shall notify the Company and Founding
Shareholders of any grants of Derivative Options by sending written notice to the Company and Founding Shareholders within thirty (30) days of the issuance of each Derivative Option. However, Caldera is under no obligation to disclose the basis, reasons, rationale or purpose for issuing a Derivative Option to any particular Receiving Party.

         6. When, in accordance with the Derivative Option granted, any Receiving Party exercises its Derivative Options at the exercise price of $0.15 per share, that Receiving Party shall exercise such option by delivering to the Caldera the Derivative Option or Options being exercised and monies representing the associated exercise price.

         7. Upon delivery by the Receiving Party to Caldera of both exercised Derivative Option and the associated exercise price, Caldera will caused to be transferred into the name of the Receiving Party exercising the option, or whatever name is designated by the Receiving Party, the Option Stock associated with such exercised option.

         8. The monies paid by the Receiving Party in the exercise of their Derivative Option will be held by Caldera in an interest-bearing trust account. On the tenth (10th) day of each month, Caldera shall mail to each Founding Shareholder at the address designated below his pro-rata share of the total exercise monies received by Caldera during the previous month.

         9. By holding and distributing the Derivative Options and Option Stock, Caldera makes no representation nor warranty as to the value of such Derivative



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Options or Option Stock.  While holding the Option Stock,  Caldera does not take or assume ownership of the Option Stock. Caldera is not acting in the capacity of a broker/dealer, issuer or underwriter.

         10. Caldera shall not be bound in any way by any act or direction of the parties hereto and, while operating in cooperation with the Company and the Founding Shareholders to accomplish the objectives set forth above, Caldera is independent from and not controlled by the Company or any party.

         11. Caldera may rely upon any paper or other instrument received by it in connection with its duties under this Agreement and which is believed to be genuine; shall be under no duty to independently ascertain the validity or legitimacy of such papers, nor conduct any associated due diligence with respect to the same; and shall be subject to no liability with respect to the form, execution or validity thereof.

         12. During the period the Option Stock remains in the possession of Caldera and prior to the time, if any, that a Derivative Option is exercised for the purchase of the Option Stock, in whole or in part, Caldera will exercise the right to vote such shares. However, the respective Founding Shareholders, as owners of the shares, will receive any distributions and dividends made with respect to such shares by the Company until such time as the shares of Option Stock are sold upon the exercise of Derivative Options granted under this Agreement. Except as provided in this Agreement, ownership of the Option Stock will not transfer from the depositing Founding Shareholder until the stock is sold upon exercise of an associated Derivative Option.

         13. No transfer or assignment of any right to exercise a Derivative Option will be made and no Derivative Options will be granted except pursuant to applicable exemptions from the registration requirements of the Securities Act of 1933, as amended, and similar provisions of any state securities laws. In this regard, Caldera agree to observe such laws and the rules and regulations promulgated thereunder and no action will be taken which would result in the Founding Shareholders being deemed to be an underwriter for purposes of the Securities Act or other applicable Federal or state securities laws.

         14. The Parties acknowledge that the Company is subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended and that the Company will be required to report the existence and contents of this Agreement as part of its filings under the Exchange Act. The Parties agree to cooperate to provide all information reasonably required by counsel to the Company to facilitate the full and fair reporting of this transaction as required by the law.


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         15.  Unless extended by mutual  agreement of the parties  hereto,  this
Agreement  will  terminate  three (3) years from its effective  date.  Upon such
termination,   Caldera  will  promptly   return  and  deliver  to  the  Founding
Shareholders their proportionate share of the Option Stock and any cash then in the possession of Caldera. Any outstanding Derivative Options which have not been exercised at the time of this termination will continue to be effective and valid until they are exercised or expire and are canceled, whichever occurs first. Upon exercise of such outstanding Derivative Options or upon their expiration, Caldera will distribute such proceeds or shares as outlined above.

         16. Upon distribution of all of the Option Stock and exercise of the respective Derivative Options or upon termination of this Agreement as described in Paragraph 15, this Agreement shall be deemed to be terminated, and Caldera shall be deemed to be released and discharged from any further responsibility or liability in connection therewith. At termination, any undistributed or unexercised Option Stock shall be returned to the Founding Shareholders on a proportional basis and all outstanding stock powers will be canceled.

         17. This Agreement shall not be altered, amended, changed, waived, terminated, or modified in any respect unless the same shall be in writing and signed by or on behalf of all the parties hereto, except for any party which no longer has any interest in the Option Stock.

         18. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

         19. This Agreement shall be governed by the laws of the State of Utah and the state or federal courts within Salt Lake County, State of Utah shall have exclusive venue and jurisdiction over any disputes arising from or regarding this Agreement. If any party is required to take legal action regarding a dispute arising from or regarding this Agreement, the prevailing parties to such action will be entitled to their reasonable attorneys' fees and costs incurred therein.

         20. This Agreement may be executed by the parties hereto in such counterparts, telefax copies or other form as is necessary to expedite execution of this Agreement and all originals shall be forwarded to Caldera.

         21. The effective date of this Agreement will be the last date on which any of the parties hereto has executed this Agreement.



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CUSIP No.   867302 101

         In Witness Hereof, the parties have caused this Agreement to be signed on the dates set forth below.

                                         Date
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MARTY ALFRED

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                                         Date
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BRUCE BAIRD

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JEFFREY BARLOW

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JOHN BLUMENTHAL

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                                         Date
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TIM KAPP

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                                         Date
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STEPHEN RUSSELL

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                                         Date
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DAVE VALENTI

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CUSIP No.   867302 101
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                                         Date
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JOHN ZOLLINGER

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GARY WRIGHT

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CALDERA HOLDING CO., L.C.

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DOUGLAS E. GRIFFITH, Manager

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